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EXHIBIT 5.1

[COOLEY GODWARD LLP LETTERHEAD]

June 16, 2004

Metabasis Therapeutics, Inc.
9390 Towne Centre Drive
Building 300
San Diego, CA 92121

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by Metabasis Therapeutics, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to an aggregate of 2,636,480 shares of the Company's Common Stock, $0.001 par value (the "Shares"), including (i) 1,836,480 shares reserved for issuance pursuant to the Company's Amended and Restated 2001 Equity Incentive Plan, (ii) 300,000 shares issuable pursuant to the Company's 2004 Non-Employee Directors' Stock Option Plan and (iii) 500,000 shares issuable pursuant to the Company's 2004 Employee Stock Purchase Plan (collectively, the "Plans").

        In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and Bylaws, and the Plans, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

        We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
COOLEY GODWARD LLP
By:	/s/ FREDERICK T. MUTO Frederick T. Muto

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  EXHIBIT 5.1